EXHIBIT 99.1

PO Box 27347 Omaha NE 68127-0347 Phone: (402) 596-8900 Fax (402) 537-6104 Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
March 30, 2009
CONTACT:
Lisa Olson
Senior Vice President — Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
infoGROUP Announces Plans To Sell Non-Strategic Business
Continues To Strengthen Balance Sheet With Sale of Macro International
(OMAHA, NE) — Today, it was announced that infoGroup Inc. (NASDAQ: IUSA) has entered into an agreement to sell Macro International Inc., a wholly owned subsidiary of infoGroup, to ICF International.
“When infoGROUP acquired Opinion Research Corporation in December 2006, Macro was part of the acquisition,” said Bill Fairfield, infoGROUP’s Chief Executive Officer. “While we feel ORC and the market research business has synergies with the remainder of the Company, Macro’s focus on governmental social research is not a strategic fit for the Company’s overall portfolio of businesses.” Fairfield added, “Our strategy now is to focus on creating organic growth in our core businesses and developing new interactive sales and marketing solutions for our clients. The strategic initiatives and cultural changes we are implementing are moving us in that direction and we can bring more urgency with our remaining businesses to speed this change.”
Subject to the customary closing conditions, infoGroup expects the cash transaction, which is valued at $155 million, to be completed within the next few days. infoGroup plans to use substantially all of the net proceeds to reduce bank debt and significantly strengthen the Company’s balance sheet.
“We feel the sale is the right move for the Company and Macro aligns well with ICF’s strategic business,” Fairfield said. “Overall this is a win-win for both infoGROUP and for ICF.”
About infoGROUP
infoGROUP (www.infoGROUP.com) (NASDAQ: IUSA — News), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.